Exhibit 19.1

Cerence Insider Trading Policy - Global

Effective date/last amended: November 2024 Approved by: Board of Directors

Policy on page 2

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Insider Trading and Tipping Are Prohibited At All Times on page 2
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No Trading During “Blackout” Periods on page 3
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Sole Exception to Prohibition Against Trading When in Possession of Material, Non-Public Information or During a Blackout Period on page 4
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Executive Officers, Members of the Board of

Directors, and their Affiliates are Encouraged to Trade Through 10b5-1 Sales Plans on page 4

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No Short Sales or Trading in Options on

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Preclearance of Trades on page 4
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Employee Stock Purchase Plan on page 5
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Gifts on page 5
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Individual Responsibility on page 5
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Additional Information - Executive Officers and Members of the Board of Directors on page 5
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Handling Inside Information on page 6
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Post-Termination Transactions on page 6

Definitions on page 6 Owner on page 6 Disclaimer on page 7

Purpose

Cerence Inc. (“Cerence” or the “Company”) has adopted this Policy as one element of the steps it takes to ensure that Cerence personnel do not violate, or create the impression of violating, laws that prohibit buying and selling securities while in possession of material, non-public information about the issuer, and also prohibit tipping (providing material, non-public information to others who then buy or sell securities).

During the course of your relationship with Cerence or one of its direct or indirect subsidiaries, you may receive important information that is not yet publicly available about Cerence or other publicly traded companies with which Cerence has business dealings. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in Cerence stock or stock of another publicly traded company. Or you may be in a position to benefit financially or otherwise by passing this information on to some other person. This document sets forth Cerence’s policies regarding (1) not engaging in insider trading, (2) adhering to trading blackout periods and (3) prohibiting short sales and derivatives trading.

Audience

This Policy applies to all Cerence personnel worldwide (including officers, employees, and applicable individual consultants and contractors) and to the Cerence Board of Directors.

Policy

Insider Trading and Tipping Are Prohibited At All Times

It is a violation of U.S. Federal and State securities laws and of this Policy for any of us to buy or sell a company’s securities at a time when we possess “material, non-public information” relating to the company. This conduct is known as “insider trading.” These prohibitions apply to stock, stock options or any other securities of Cerence, as well as to securities of other companies if you get access to material, non-public information about such other companies in the course of your duties at Cerence.

Providing material, non-public information about Cerence to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material, non-public information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving Company securities, or otherwise give trading advice concerning Company securities, if you are in possession of material, non-public information about the Company.

“Material, non-public information” is information about a company that is not known to the general public and is likely to influence a typical investor’s decision to buy, sell or hold the company’s securities. Material, non-public information can include information that something is likely to happen -- or even that it just might happen. The following types of information are particularly sensitive and, as a general rule, could be considered material:

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operating or financial results;
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projections of future earnings or other earnings guidance;
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major new product or service offerings;
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significant business or technology acquisitions, dispositions or joint ventures;
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the award or cancellation of significant contracts or technology licenses;
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important pricing changes;
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major management changes;
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debt or equity transactions;
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plans for substantial capital investment;
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significant write-offs or increases in reserves;
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significant litigation or disputes;
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delays in product development or problems with quality control;
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a stock split or other recapitalization;
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a dividend with respect to a company’s stock or redemption or purchase by a company of its securities; and
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any other information which is likely to have a significant impact on a company’s financial results or stock price.

If you possess any of the foregoing types of information that is material to the Company, the law and this Policy require that you refrain from buying or selling Company securities, or any derivative securities that provide the economic equivalent of ownership of Company securities or an opportunity, direct or indirect, to profit from any change in the value of Company securities, until after the information has been disclosed to the public and absorbed by the market. In most cases, we assume that the market will fully absorb information after one full day of trading after the information has been made public, and that trading may resume/commence on the second trading day after the information has been made public. If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the General Counsel.

Insider trading and tipping are prohibited even if we are not in a blackout period. The fact that you have material, non-public information is enough to bar you from trading. It is no excuse that your reasons for trading were not based on that information. For example, you might have planned to sell Company shares at a particular time to pay a tuition bill. You may not do so, however, if you are aware of material, non-public information about the Company at that time even though the sale was planned earlier.

In addition to being a violation of this Policy, persons violating these “insider trading” laws may be found guilty of criminal activity and receive substantial fines (up to $5,000,000) and a jail sentence (up to twenty years). The United States Securities and Exchange Commission may also file a civil lawsuit seeking to recover up to three times the profit gained, or loss avoided, from insider trading activities. The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2,500,000 or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.

No Trading During “Blackout” Periods

In order to protect you and Cerence from allegations of insider trading, this Policy prohibits the following people, and anyone else notified by the General Counsel from time to time, who routinely have access to material non-public information about quarterly financial results (collectively, “Insiders”), from trading during “blackout” periods:

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Members of the Board of Directors;
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Officers (Vice Presidents and above);
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Direct support staff to officers (Vice Presidents and above);
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Members of the following departments/teams regardless of employee level or other role:
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Legal Department;
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Finance and Accounting Department;
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Sales Operations Department; and
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Investor and Media Relations.

“Blackout” periods for these individuals -- and for any other Company personnel who gain access to financial results before they have been made public -- begin one week before the end of each fiscal quarter and end after one full day of trading has occurred after the public release of the quarter’s earnings, i.e., the window will open on the second trading day after the information has been made public. If you believe that other Company personnel not listed above have gained access to financial results before they have been made public, you should notify the General Counsel immediately.

Approximately one week prior to the beginning of each blackout period, covered personnel will receive an email reminding them of the dates the blackout period will be in effect. At that time, if you have any limit orders outstanding, you should suspend them for the duration of the blackout period. Otherwise, your broker might execute a trade for you, which is prohibited by the blackout period policy. The Company reserves the right to block trading in equity-plan linked brokerage accounts of covered personnel to help avoid inadvertent violations of this Policy. In addition, if the Company incurs any expense to reverse a trade that is executed during a blackout period by an individual that is prohibited from trading at that time, the Company shall have the right to be reimbursed by such individual for the total amount of the expense incurred by the Company.

In addition, there can be special blackout periods for people involved in particular matters before such matters are made public. Persons subject to a special blackout period will be informed by the General Counsel.

Sole Exception to Prohibition Against Trading When in Possession of Material, Non-Public Information or During a Blackout Period

Acquiring shares from Cerence through settlement of a restricted stock unit, cash exercise of a stock option or a prior election under the Company’s Employee Stock Purchase Plan (“ESPP”) is permitted at any time. Note, however, that even though you may acquire such shares from Cerence while in possession of material, non-public information or during a blackout period, you may only sell the shares acquired during open trading windows and when you do not possess material, non-public information about Cerence. Moreover, this Policy shall apply to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any net option exercise, and any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

The trading prohibitions and restrictions set forth in this Policy also do not apply to mandatory sell-to-cover transactions or the withholding by the Company of shares upon vesting of restricted stock units or the exercise of options to satisfy tax withholding requirements if such sell-to-cover or withholding is required by the applicable plan or award agreement or the election to exercise a tax withholding right was made in compliance with this Policy.

Executive Officers, Members of the Board of Directors, and their Affiliates are Encouraged to Trade Through 10b5-1 Sales Plans

The Company recommends that executive officers and members of the Board of Directors effect transactions in Cerence securities through Rule 10b5-1 sales plans. Rule 10b5-1 sales plans must be pre-approved by the General Counsel and conform to Cerence’s Rule 10b5-1 Plan Guidelines, which are available on request from the General Counsel.

No Short Sales or Trading in Options and Derivatives

Because short sales represent a bet that the Company’s stock price will decline, this Policy prohibits all members of the Board of Directors and Cerence personnel from shorting Company stock. This Policy also prohibits all members of the Board of Directors and Cerence personnel from engaging in any transaction in publicly traded options on Company stock, since such speculation can harm the Company by sending inappropriate or potentially misleading signals to the market. This prohibition applies to all types of publicly traded options and derivatives (other than employee stock options granted by the Company).

This Policy also prohibits all members of the Board of Directors and Cerence personnel from purchasing Cerence stock on margin. This means borrowing money from a brokerage firm, bank or other entity in order to buy Cerence stock. Members of the Board of Directors and Cerence personnel also are prohibited from pledging Cerence securities as collateral for a loan.

Preclearance of Trades

Members of the Board of Directors, executive officers and other Insiders are required to pre-clear transactions in Cerence securities. Such Insiders must refrain from trading in Company securities, even during the trading window, without first complying with the Company’s “preclearance” process. An Insider should contact the Company’s General Counsel prior to commencing any trade in the Company’s securities (or, in the case of the General Counsel, the Company’s Chief Financial Officer). All trades must be pre-cleared in writing. A trading request may be rejected by the General Counsel (or, if applicable, the Chief Financial Officer) in his or her sole discretion. After receiving written clearance to engage in a trade, an Insider must complete the proposed trade within three business days or make a new trading request. Even if an Insider has received clearance, such Insider may not engage in a trade if (i) such clearance has been rescinded by the General Counsel (or, if applicable, the Chief Financial Officer), (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material, non-public information. Any transactions in the Company’s securities by a person subject to this preclearance process must be reported to the General Counsel on the same day in which such a transaction occurs.

Employee Stock Purchase Plan

Eligible Company employees may participate in the ESPP pursuant to its terms, subject to the limitations set forth in the ESPP and this Policy. Also, while the restrictions of this Policy do not apply to periodic wage withholding contributions under the ESPP, you may not elect to participate in the ESPP or alter your instructions regarding the level of withholding at a time when you would not otherwise be permitted to trade Company securities under this Policy.

Gifts

You may not donate or gift any Company securities when you are not permitted to trade under this Policy, including charitable donations or gifts to family members, friends, trusts or others. As a result, you should consider carefully the timing of any planned donation or gift. Making a donation or gift shall be considered trading in securities for purposes of Insiders who are subject to the preclearance procedures set forth above.

Individual Responsibility

Every member of the Board of Directors and Cerence personnel has the individual responsibility to comply with this Policy against insider trading. A person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material, non-public information and even though the person believes he or she may suffer an economic loss or forego anticipated profit by waiting. The same restrictions apply to your family members and others living in your household, as well as any trusts, family partnerships and other types of entities over which you or such persons have the ability to influence or direct investment decisions concerning securities. You are responsible for the compliance of your immediate family and personal household and affiliated entities.

In addition, if you violate this Policy or any Federal or State laws governing insider trading or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the General Counsel.

Additional Information - Executive Officers and Members of the Board of Directors

Executive officers and members of the Board of Directors of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material, non-public information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option or other equity award under the Company’s plans, nor the exercise of that option or vesting of an award nor the receipt of stock under the ESPP, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.

Handling Inside Information

Previously undisclosed information about Cerence’s financial and business development, condition or performance is considered confidential inside information. You are reminded not to discuss or disclose confidential inside information with any person outside the Company, such as the media, investors or stock analysts. Any inquiries about these subjects should be referred to the Chief Financial Officer or General Counsel.

Post-Termination Transactions

If you are aware of material, non-public information when you terminate employment or services, you may not trade in Cerence’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this policy will cease to apply to your transactions in Cerence securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services; provided, however, (i) Cerence in its sole discretion may waive this requirement if there has been an extended “blackout period,” (ii) options you hold will expire prior to the termination of the “blackout period” and (iii) you certify that you are not aware of any material, non-public information.

Definitions

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Insider Trading - Is buying or selling publicly traded stock, or tipping others to buy or sell publicly traded stock, while in possession of material, non-public information.
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Tipping - Is passing material, non-public information about a publicly traded company to someone else who may then buy or sell securities based on that information.

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Material, non-public information - information about a company that is not known to the general public and would be reasonably expected to influence a typical investor’s decision to buy, sell or hold the company’s securities, or information the disclosure of which could reasonably be expected to significantly alter the total mix of information in the marketplace about Cerence or any other company. Material, non-public information can include information about future events even if it is uncertain whether those events will occur.
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Blackout Periods - Are periods of time when Cerence, in accordance with this Policy, prohibits trading in Cerence stock by the people subject to the blackout period. There are regular quarterly blackout periods for directors, executives and other Insiders as described above. There can also be special blackout periods for people involved in particular matters before such matters are made public. You will be notified if you are subject to a special blackout period.

Owner

This Policy is developed and maintained by Cerence’s General Counsel. Please direct your questions as to any of the matters discussed in this Policy to the General Counsel by phone (857-362-7300) or by e-mail (GeneralCounsel@cerence.com).

Disclaimer

Nothing herein is intended to constitute a contract between Cerence and any person covered by this Policy and Cerence reserves the right to revise or terminate this Policy at any time. All Cerence personnel are expected to comply with all Company policies and the failure to do so may result in remedial action by Cerence as permitted by applicable agreements and law.